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                                                                  EXHIBIT 10.26

                              EMPLOYMENT AGREEMENT

                      This EMPLOYMENT AGREEMENT (the "Agreement") is made as of July 1, 1999, by and between El Sitio International Corporation ("El Sitio"), a British Virgin Islands company, and Horacio Milberg ("Executive").

                      WHEREAS, El Sitio wishes to assure itself of the services of Executive for the period provided in this Agreement, and Executive is willing to provide such services to El Sitio for said period, and upon the other terms and conditions hereinafter provided; and

                      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

                      1. SERVICES PROVIDED. El Sitio agrees to utilize the services of Executive, and Executive agrees to provide such services, for the period stated in Paragraph 2 hereof and upon the other terms and conditions herein provided.

                      2.       TERM AND DUTIES.

                               (a)      TERM OF AGREEMENT.  The term of this
Agreement will commence as of the date hereof (the "Commencement Date") and will continue through the date three (3) years after the Commencement Date (the "Termination Date"). On the Termination Date, this Agreement will be renewed for a new three-year term commencing on such Termination Date and thereafter for successive three-year periods unless either El Sitio or Executive notifies the other in writing, no later than ninety (90) days prior to the Termination Date (or the end of such renewal period, as applicable), that it does not intend to renew this Agreement. If El Sitio notifies Executive that it does not intend to renew this Agreement, such notice will be considered an Event of Termination as defined in Paragraph 5 herein, and benefits will be payable to Executive as specified in Paragraph 5.

                               (b)       TERMINATION PRIOR TO EXPIRATION OF THE
TERM. This Agreement may also be terminated prior to the end of the initial term or any renewal term hereof.

                               (c)      DUTIES.  During the period of
Executive's employment hereunder, Executive shall serve, as long as El Sitio's business is conducted through El Sitio (or another legal entity), as Chief Financial Officer of El Sitio (or as principal financial officer of such other legal entity), or (ii) if the business of El Sitio ceases to be conducted through a separate legal entity (I.E., El Sitio's business is conducted as a "division" of a legal entity), as the principal financial executive of the division through which El Sitio's business is conducted. Except for illness, vacation periods, and reasonable leaves of absence, Executive shall devote all of his business time, attention, skill and efforts


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to the faithful performance of his duties in said office, and will use his best efforts to further El Sitio's business interests.

                      3.       COMPENSATION AND REIMBURSEMENT OF EXPENSES.

                               (a)      COMPENSATION.  For all services rendered
by Executive to El Sitio during the term of this Agreement, El Sitio shall pay Executive a base salary of ten thousand dollars ($10,000) per month, based on a year of thirteen (13) months (with 1.5 months' salary being paid Executive in June and December) (the "Base Salary") and a bonus per annum payable on or about year-end at the discretion of the Compensation Committee of the Board of Directors. The Base Salary shall be paid in accordance with El Sitio's normal payroll practices. The Base Salary shall increase on each anniversary of the date hereof pursuant to a resolution adopted by the Compensation Committee.

                               (b)      REIMBURSEMENT OF EXPENSES AND
ADMINISTRATIVE SUPPORT. El Sitio shall pay or reimburse Executive for all reasonable travel, relocation (if applicable) and other expenses incurred by Executive in performing his obligations under this Agreement. El Sitio further agrees to furnish Executive with office space and administrative support, and any other assistance and accommodations as shall be reasonably required by Executive in the performance of his duties under this Agreement.


                               (c)      STOCK OPTIONS.  Pursuant to a separate
agreement to be entered into between Executive and the Company, Executive shall be entitled to be issued options to purchase (i) 15,000 shares of the Company's common stock at a price of $7.00186 per share, which options, on each of the first, second and third anniversaries of the Commencement Date, shall vest as to twenty percent, thirty percent and fifty percent, respectively, of the covered shares, and (ii) an additional options to purchase 15,000 shares of the Company at a price per share of $7.00186, in anticipation of the completion of an initial public offering ("IPO") of the Company, which options shall vest in the same manner as the options refered to in (i) above.The parties acknowledge that Executive may in the future be granted options to purchase stock of El Sitio pursuant to certain of El Sitio's incentive stock option plans (the "Plans") and pursuant to certain other such options which may be granted at the discretion of the Board of Directors of El Sitio. The parties agree that upon a change of control of the Company, all options granted automatically vest.

                               (d)      VACATION.  Executive shall be entitled
to four (4) weeks paid vacation in each calendar year.

                               (e)      DEDUCTIONS.  All payments made under
this Agreement shall be subject to such deductions at the source as from time to time may be required to be made pursuant to any law, regulation or order.


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                      4.       PARTICIPATION IN BENEFIT PLANS.

                               (a)      PARTICIPATION.  In addition to the
payments provided in Paragraphs 3 and 5 hereof, Executive will participate, for the term of this Agreement and during the Severance Period (as defined in Paragraph 5(b)), in all El Sitio benefit programs for which key executives are or shall become eligible, on the same terms as other key executives of El Sitio.

                               (b)      INCAPACITY.  In the event that Executive
shall, by reasons of illness or mental or physical disability or incapacity, be unable to perform the duties and responsibilities required to be performed by him on behalf of El Sitio, the Base Salary payments as specified in Paragraph 3(a) herein shall continue for a period of one hundred eighty (180) days, then such payments shall be suspended. Such payments shall be resumed upon the assumption by Executive of his activities on behalf of El Sitio as called for herein.

                      5.       PAYMENTS TO EXECUTIVE UPON TERMINATION OF
                               AGREEMENT.

                               (a)      TERMINATION.  Upon the occurrence of an
Event of Termination during the term of this Agreement, the provisions of this Paragraph 5 shall apply. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following:

                                        (i)      The termination by El Sitio of
              this Agreement for any reason (including, but not limited to, El Sitio's election not to renew this Agreement pursuant to Paragraph 2(a) hereof) other than "cause" (as defined in Paragraph 6 herein); or

                                        (ii) Executive's termination of this
              Agreement, pursuant to:

                                                 A.       a material change by
                      El Sitio of the Executive's responsibilities or assignments, which change would cause Executive's responsibilities or assignments to become of less responsibility or importance from the assignments and responsibilities described in Paragraph 2 above, and any such material change shall be deemed a continuing breach of this Agreement; or

                                                 B.       any other breach of
                      this Agreement by El Sitio.

                      Upon the occurrence of any event described in clauses A or B above, Executive shall have the right to elect to terminate this Agreement, upon not less than thirty (30) days


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prior written notice given within a reasonable period of time not to exceed, except in case of a continuing breach, three (3) calendar months after the event giving rise to said right to elect.

                               (b)      CONTINUATION OF BENEFITS.  Upon the
occurrence of an Event of Termination, in addition to any amounts payable pursuant to Section 3 hereof, El Sitio shall pay monthly to Executive the compensation described in Paragraph 3 herein, including the Base Salary. Such payments shall commence on the first day of the month following the date of termination hereof and shall continue until the Termination Date (or the end of the renewal period, as applicable) or twenty-four (24) months, whichever is greater (the "Severance Period"). During the Severance Period, Executive shall continue to receive all other benefits to which Executive was entitled under Paragraphs 3 and 4 hereof.

                               (c)      OFFSET. If Executive becomes employed,
other than with El Sitio, after an Event of Termination, but prior to the date at which the continued Base Salary, Bonus and other payments would have expired, any salary received by Executive as a result of such employment will be subtracted from any payments due Executive from El Sitio under Paragraph 5(b) hereunder.

                      6.       TERMINATION FOR BREACH BY EXECUTIVE.

                               (a)      CONDITIONS FOR TERMINATION.  Executive
shall be considered in breach of this Agreement, and the Agreement subject to termination by El Sitio, in the following events (each, a "cause"):

                                        (i)      Willful disobedience of lawful
              instructions of the Board of Directors of El Sitio by Executive which continues after being afforded a reasonable opportunity to cure such disobedience; or

                                        (ii)     The commission of a felony by
              Executive; or

                                         (iii) Gross negligence by Executive in
              carrying out his duties on behalf of El Sitio.

                               (b)      NOTICE. In the event El Sitio elects to
terminate this Agreement pursuant to Paragraph 6(a), El Sitio shall give a thirty (30) day written notice of termination to Executive setting out, in detail, the reasons for termination. Upon the expiration of such thirty (30) day notice period this Agreement shall be wholly terminated subject to the payment to Executive of any remuneration or other amounts owing pursuant hereto.

                      7. EFFECT OF PRIOR AGREEMENTS. This Agreement contains the full and complete understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior agreement between El Sitio or any predecessor of El Sitio and


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Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided and not expressly provided in this Agreement.

                      8. BINDING AGREEMENT. This Agreement shall be binding upon, and inure to the benefit of Executive and El Sitio and their respective permitted successors and assigns. Notwithstanding any provision herein to the contrary, in the event of a sale (whether by an asset acquisition, merger, consolidation, stock acquisition or similar transaction), this Agreement may be assigned by El Sitio or assumed by a purchaser of El Sitio or El Sitio's assets.

                      9.       MODIFICATION AND WAIVER.

                               (a)      AMENDMENT OF AGREEMENT.  This Agreement
may not be modified or amended except by an instrument in writing signed by the parties hereto.

                               (b)      WAIVER.  No term or condition of this
Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

                      10. GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York, without regard to the conflict of laws principles thereof.

                      11.      OWNERSHIP.

                               (a)      TREATMENT OF IMPROVEMENTS.  Executive
hereby covenants and agrees that, during the continuance of his employment hereunder, all rights, title and interest in and to any intellectual or industrial property, including without limitation, all works, ideas, processes, systems, and improvements to El Sitio's operations (hereinafter, collectively, the "Improvements"), that are created or suggested by Executive in connection with his duties at El Sitio, and each of them, together with all patents and trademarks therein, if any, shall be and remain the exclusive property of El Sitio and of El Sitio's assignees and successors.

                               (b)      FULL DISCLOSURE.  Executive hereby
covenants and agrees to fully disclose all such Improvements, as and when such are created and shall promptly upon El Sitio's request, and without further consideration other than that provided for herein, but at no expense to Executive, to make all such applications, execute all such papers, and do all such things as may be necessary or desirable so that the ownership of such Improvements shall vest


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in El Sitio and so that El Sitio may obtain, own and exploit, for its own benefit and in all respects, such Improvements.

                      12. MUTUAL RELEASE. At the end of the Severance Period, upon receipt by Executive of all payments required by Paragraph 5(b) herein, the parties hereto will be deemed to have mutually irrevocably and unconditionally released all claims, promises, debts, causes of action or similar rights of any type or nature that either party has or had which in any way relate to or arise from this Agreement. The parties hereto further agree, upon and after the effectiveness of such releases, not to criticize, denigrate or otherwise disparage any other person or entity described in this Agreement.


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                      IN WITNESS THEREOF, El Sitio has caused this Agreement to
be executed and its seal to be affixed hereunto by its duly authorized officer, and Executive has signed this Agreement, all as of the day and year first above written.


                                           EL SITIO INTERNATIONAL CORPORATION



                                           By:_______________________________



                                           __________________________________
                                                    Horacio Milberg